                                                                                                                                                                       Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

   513/579-7764

Investor – Matt Stautberg

   513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. FISCAL 2011 SAME-STORE SALES RISE 5.3%

In the company's 26th consecutive month of year-over-year sales growth,

January same-store sales rise 2.4%; Macy's, Inc. raises Q4 EPS guidance

CINCINNATI, Ohio, February 2, 2012 – Macy's, Inc. today reported total sales of $1.336 billion for the four weeks ended Jan. 28, 2012, an increase of 2.0 percent compared with total sales of $1.310 billion in the four weeks ended Jan. 29, 2011. On a same-store basis, Macy's, Inc. sales were up 2.4 percent in January.

For the 13-week fourth quarter of fiscal 2011, Macy's, Inc.'s sales totaled $8.723 billion, up 5.5 percent from total sales of $8.269 billion for the final 13 weeks of 2010. On a same-store basis, the company's fourth quarter sales were up 5.2 percent.

For fiscal 2011 as a whole, Macy's, Inc. sales totaled $26.404 billion, up 5.6 percent from total sales of $25.003 billion in fiscal 2010. On a same-store basis, Macy's, Inc.'s fiscal 2011 sales were up 5.3 percent.

The fourth quarter was our strongest in many years, and demonstrated the continued progress in improving the fundamentals in our business at Macy's and Bloomingdale's. Sales in January - the smallest-volume month of the year - were weaker than anticipated. Nonetheless, January was the 26th consecutive month of year-over-year same-store sales growth for our company,” said Terry J. Lundgren, chairman, president and chief executive officer of Macy's, Inc. “We are proud at having grown same-store sales by 5.3 percent in 2011 on top of same-store sales growth of 4.6 percent in 2010, and we believe that 2012 represents an outstanding opportunity to continue to capture additional market share from our competitors, as we have done in previous years.”

Online sales (macys.com and bloomingdales.com combined) were up 38.7 percent in January, 40.0 percent in the fourth quarter and 39.6 percent for fiscal 2011. Online sales positively affected the company's same-store sales by 1.7 percentage points in the fourth quarter and 1.5 percentage points in fiscal 2011 as a whole. Online sales are included in the same-store sales calculation for Macy's, Inc.

Based on strong sales performance, the company is raising its earnings guidance for the fourth quarter and full year. Earnings per diluted share for the full year now are expected to be $2.81 to $2.83, including $1.63 to $1.65 in the fourth quarter. This compares to previous guidance for earnings per diluted share of $2.73 to $2.78 for the full year, including $1.55 to $1.60 in the fourth quarter. Fourth quarter earnings guidance excludes approximately $29 million in pre-tax expenses ($18 million after tax or 4 cents per share) primarily related to store closings announced on Jan. 4, 2012, and a pre-tax gain of approximately $54 million ($34 million after tax or 8 cents per share) from the sale of store leases related to the 2006 divestiture of Lord & Taylor.

Macy's, Inc. will report its fourth quarter earnings on Tuesday, Feb. 21, and will webcast a call with financial analysts and investors that day at 10:30 a.m. (ET). The webcast is accessible to the media and general public via the company's website at
www.macysinc.com. Analysts and investors may call in on 1-888-218-8032, passcode 2054258. A replay of the conference call can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2011 sales of $26.4 billion. The company operates about 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's, as well as the macys.com and bloomingdales.com websites. The company also operates seven Bloomingdale's Outlet stores.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

#   #   #

(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom).